                           Exhibit 99.1

WEST PHARMACEUTICAL SERVICES, INC. 2003 RESULTS

o Reports 18% Revenue Growth in Fourth Quarter, 17% for the Year

Lionville, PA, February 17, 2004 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced the results of operations for its fourth quarter and year ended December 31, 2003. West’s fourth quarter sales grew 18% (8% of which was due to foreign exchange), to $126.4 million, up from $107.4 million in the fourth quarter of 2002. The Company reported fourth quarter 2003 net income of $17.1 million, or $1.14 per fully diluted share, compared to net income of $3.4 million or $0.24 per share in the same period last year. For the full year, sales grew 17% (7% due to foreign exchange), to $490.7 million, compared to $419.7 million in 2002 and reported net income was $31.9 million, or $2.19 per fully diluted share, compared to $18.4 million, or $1.28 per share, in 2002. Quarterly and annual results were materially affected by the loss and insurance recovery related to a 2003 explosion and fire at the Company’s Kinston, NC facility.

In announcing the results, Donald E. Morel, PhD, West’s Chairman and Chief Executive, said “I am extremely pleased with our accomplishments in 2003. The Company’s results, which would be very good in any year, are truly remarkable when you take into account the loss of our Kinston plant at the start of the year. West is grateful to its customers for their loyalty and support during the year and also must acknowledge the outstanding efforts of all of West’s people around the world. West is a stronger company as we begin 2004 and we are looking forward to restarting our new Kinston operation and focusing on our growth plans for each of our businesses.”

The Company believes that readers will be aided in comparing and evaluating the performance and prospects of the Company’s businesses by providing pro forma earnings and earnings per share information excluding certain items that affected earnings in the periods, as specified below and in the accompanying financial tables. The pro forma analysis is intended as a supplement to the reported results determined under GAAP. As a result of the January 2003 explosion and fire at West’s Kinston, NC facility, reported results include an insurance-related, pre-tax gain of $28.7 million recorded in the fourth quarter, offset by uninsured costs, which were $1.5 million in the quarter and $11.4 million in the year. The fourth quarter results also include an unrelated $7.0 million pre-tax charge, primarily for asset impairment, due to a delay in a major customer development program in the Company’s device business. Results in the comparable prior year periods include: charges associated with termination of an information system program, the impairment of an investment in a development-stage company, an unusual tax benefit, and a pro rata share of the cost of combining operations within an equity affiliate, as well as a foreign exchange gain and income from discontinued operations. The following table reconciles reported GAAP and pro forma earnings per fully diluted share for the 2003 and 2002 periods:

  Period ended December 31                    Three Months       Twelve Months
                                             2003     2002       2003     2002
                                             ----     ----       ----     ----
  Reported earnings per share               $1.14   $ 0.24     $ 2.19   $ 1.28
  Insurance settlement, net                 (1.25)              (0.83)
  Restructuring and  impairment charges      0.51     0.04       0.52     0.51
  Unusual tax benefit                                                    (0.17)
  Foreign exchange gain                                                  (0.05)
  Equity affiliate restructuring                                          0.06
  Discontinued operations                            (0.01)              (0.39)
                                             ----     -----      ----     -----
 Earnings per share, pro forma             $ 0.40   $ 0.27     $ 1.88   $ 1.24

Sales growth reflected continued strong demand, in both the quarter and the year, for the Company’s closure and medical device components in the Pharmaceutical Systems Division and demand for Phase I clinical testing services in the Drug Delivery business during the last two quarters of 2003. Gross margin improved five percentage points, to 33% in the quarter and four percentage points for the year, to 32%, compared to 28% in each of the comparable 2002 periods. Gross profit was $42.2 million in the quarter, compared to $29.8 million in the fourth quarter of 2002, and $155.8 million for the year, up from $117.6 million in 2002. During the first three quarters of 2003, the Company recognized business interruption insurance recoveries in determining gross profit based on estimates made each quarter. As a result of the settlement of the insurance claim, the Company recognized as a recoverable the full amount of the business interruption loss for the year, or $9.8 million, including $4.9 million in the fourth quarter.

Selling, general and administrative costs increased as a percent of sales from 20% in the 2002 quarter to 25% in the 2003 fourth quarter, and from 20% of sales for full year in 2002 to 23% in 2003. Notable increases are attributed to: pension expense, which increased by $2.2 million in the quarter and $9.1 million for the year compared to the 2002 periods; currency translation; incentive compensation; research, development and marketing costs in the Drug Delivery division; and, compliance costs associated with satisfying newly applicable Sarbanes-Oxley requirements.

Net interest expense was $0.6 lower in the quarter and $2 million lower for the year, when compared to the 2002 periods, due to lower US borrowing rates on floating rate debt, lower average outstanding debt and increased interest income under customer tooling and development arrangements. The 36% effective tax rate for 2003 includes the 6% unfavorable effect of the restructuring and impairment charge, for which no tax benefit is being recognized. The 24% effective tax rate in 2002 included a 14% reduction from a change in US law and the unfavorable 6% increase associated with the 2002 restructuring charge and unusual foreign exchange gain. Income from affiliates declined slightly in the quarter, but was up significantly for the full year to $1.6 million, compared to a loss of $0.3 million in 2002.

Pharmaceutical Systems Division

In the Pharmaceutical Systems division, sales were up 16% in the fourth quarter (8% due to currency), resulting in annual sales growth of 17% (7% due to foreign exchange). Sales were $123.8 million in the quarter and $483.4 for the year, compared to $106.5 million and $412.8 million in the respective 2002 periods. Annual sales growth was driven by continued strong demand for the Company’s Westar® line of pre-washed products; sales of components using West’s performance enhancing B-2 and Flurotec® coatings; and US sales of products produced by the Company’s Japanese affiliate. Enhanced product offerings have been critical to the Company’s sales gains in products for use in packaging biotechnology products and toxic agents used, for example, in diagnostics and oncology products. The increase in use of pre-filled syringes in drug packaging was also a significant factor in the quarterly and annual sales growth, particularly in Europe.

In the fourth quarter, the Company completed the regulatory documentation that will enable it to begin producing Westar® products in France to the same standards as its existing US production site at Jersey Shore, PA. The Company is in the process of expanding the Jersey Shore facility to meet growing demand, which is scheduled for completion in 2004. It is also completing construction on a new disposable device component facility in Kinston, NC, with production start-up planned for the first quarter and full production resuming early in the fourth quarter of 2004. In the interim, the Company continues to meet customer demand for products formerly produced in the damaged Kinston facility by increasing output at other facilities in the US, UK and Singapore.

In the quarter, the Company has recognized a pre-tax charge of $7.0 million, primarily for asset impairment, because the principal customer of the Company’s UK device facility has experienced repeated delays in the development and marketing of a dry-powder inhaler, for which West was to be the sole manufacturer. The Company is currently evaluating alternatives for the facility, which may include closing the operation.

Drug Delivery Systems Division

The division experienced significant revenue growth in its clinical services operation in the fourth quarter and second half of the year 2003, as customer demand for Phase I clinical trials returned following several quarters of declining service revenues. For the year, combined service and technology revenues in the division were only marginally higher than in 2002. During the quarter, West re-acquired rights to use its proprietary trans-mucosal formulation technology with fentanyl, a potent pain medication used in treating breakthrough pain in cancer patients, and completed a Phase I clinical trial showing its fentanyl formulation was well tolerated, absorbed rapidly and had higher bioavailability compared to commercially available oral transmucosal product. The division also completed clinical trial work in developing a generic nasal drug product. No significant licensing transactions were concluded and no milestone payments were realized in the reporting periods. Divisional spending on product R&D and marketing work yielded divisional operating losses that were $0.7 million greater in the quarter and $2.5 million greater for the full year when compared to the comparable 2002 periods.

Kinston NC Financial Effects

In February 2004, the Company concluded a $66 million settlement of its claim for insurance reimbursement for property and business interruption losses associated with the January 2003 explosion and fire at the Company’s Kinston, NC plant. The effects of the settlement are included in the fourth quarter 2003 results, including a pre-tax gain, net of uninsured costs, of $27.2 million from the property recovery and an additional $4.9 million of business interruption recovery. For the year, the gain, net of uninsured costs, was $17.3 million and the business interruption recovery was $9.8 million. The Company believes that the insurance proceeds are adequate to compensate for insured losses incurred in 2003 and to be incurred in 2004 as a result of the dislocated production, the construction of the new Kinston facility and the 2004 return of production to the new facility. However, no proceeds will be recognized in 2004 to mitigate Kinston-related costs to be incurred in 2004 because applicable accounting rules require that the full insurance proceeds be included in reported 2003 results.

Guidance for 2004

The Company expects sales growth in its Pharmaceutical Systems division to moderate in the first half of 2004 to a rate slightly ahead of the growth in the markets it serves. Growth should accelerate in the fourth quarter as a number of new customer products come to market. In the Drug Delivery division, the Company expects a substantial improvement in the operating results due to anticipated licensing revenue, as well as cost containment programs. The Company anticipates that sales will grow 5% to 7%, at constant exchange rates, and pro forma earnings per fully diluted share for 2004 to be in the range of $2.05 to $2.15, excluding the 2004 costs associated with the production dislocations and relocations associated with Kinston and the period costs associated with the 2003 impairment charge. West expects those costs to be between $12 million and $14 million, or $0.52 and $0.61 per share for the year and for the costs to be incurred primarily in the first three quarters of 2004. As noted in the 2003 results, the entire insurance proceeds associated with the Kinston loss have been recognized in 2003.

A discussion of factors relevant to the “Forward Looking Statements” made here are summarized below and included in the Company’s annual and quarterly SEC filings.

Commenting on the results and guidance, Dr. Morel said “We began 2003 with an aggressive plan to grow our business at faster than historical rates. Almost immediately we were faced with the Kinston tragedy. The Company has performed well through those challenging times and continued to serve our customers well. With Kinston production coming back on line and our Westar capacity expansion program on track, we are strongly positioned for the future. Our 2003 results were outstanding in light of the challenges we faced, and I expect 2004 to be another good year for West, with continued growth in the Pharmaceutical Systems Division and significant improvement in the Drug Delivery Division.”

About West Pharmaceutical Services, Inc.

West is the world’s premier provider of standard-setting systems and device components for parenterally administered medicines and an emerging leader in the development of drug formulation and delivery system technologies for the nasal and targeted oral delivery of drugs. Internationally headquartered in Lionville, Pennsylvania, West supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at www.westpharma.com

Cautionary Statement Regarding Forward-Looking Information

Certain statements contained in this press release or in other company documents and certain statements that may be made by management of the Company orally may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use words such as “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or condition. In particular, these include statements concerning future actions, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings and financial results.

Because actual results are affected by risks and uncertainties, the Company cautions investors that actual results may differ materially from those expressed or implied in any forward-looking statement.

It is not possible to predict or identify all such risks and uncertainties, but factors that could cause the actual results to differ materially from expected and historical results include, but are not limited to: sales demand, timing of customers’ projects; successful development of proprietary drug delivery technologies, systems and products, including but not limited to risks associated with clinical trials and with the creation, use and defense of intellectual property; regulatory, licensee and/or market acceptance of products based on those technologies or generic versions of commercial products; competitive pressures; the strength or weakness of the U.S. dollar; inflation; the cost and availability of raw materials; the availability of credit facilities; and, statutory tax rates.

With respect to the explosion and fire at the Company’s Kinston, NC plant, the following factors should also be taken into consideration: the timely completion of the new production facility at Kinston and customers approval of the facility and products produced there, and achieving cost efficient levels of production in the new facility; the adequacy of insurance recoveries for property and business interruption losses; the unpredictability of existing and future possible litigation related to the explosion and the adequacy of insurance recoveries for costs associated with such litigation; government actions or investigations affecting the Company; the ability of the Company to continue to meet production requirements from other plant sites and third parties in a timely manner; the extent of uninsured costs for, among other things, legal and investigation services and incremental insurance; and regulatory approvals and customer acceptance of goods from alternate sites.

The Company assumes no obligation to update forward-looking statements as circumstances change. Investors are advised, however, to consult any further disclosures the Company makes on related subjects in the Company’s 10-K, 10-Q and 8-K reports.

- TABLES TO FOLLOW -

West Reports Fourth Quarter and Full Year 2003 Results

                                                    WEST PHARMACEUTICAL SERVICES, INC.
                                                    CONSOLIDATED STATEMENTS OF INCOME
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       Quarter Ended                     Twelve Months Ended
                                           December 31, 2003   December 31, 2002   December 31, 2003  December 31, 2002
Net sales                                     $ 126,400  100%   $ 107,400  100%   $ 490,700  100%   $ 419,700  100%
Cost of goods and services sold                  84,200   67        77,600   72       334,900   68       302,100   72
---------------------------------------------------------------------------------------------------------------------
  Gross profit                                   42,200   33        29,800   28       155,800   32      117,600    28
Selling, general and administrative expenses     32,000   25        21,700   20       111,000   23       82,600    20
Insurance settlement                            (27,200) (22)           -     -       (17,300)  (3)           -     -
Restructuring and impairment charges              7,000    6           800    1         7,000    1        9,900     2
Other expense (income), net                         100    -           400    -           600    -       (1,600)    -
---------------------------------------------------------------------------------------------------------------------
  Operating profit (loss)                        30,300   24         6,900    6        54,500   11       26,700     6
Interest expense, net                             1,900    1         2,500    2         7,500    1        9,500     2
---------------------------------------------------------------------------------------------------------------------
  Income before income taxes                     28,400   23         4,400    4        47,000   10       17,200     4
Provision for income taxes                       11,000    9           900    1        16,700    4        4,100     1
---------------------------------------------------------------------------------------------------------------------
  Income from consolidated operations            17,400   14%       3,500    3%      30,300    6%     13,100     3%
Equity in net income (loss) of affiliated
 companies                                         (300)  ---         (200)  ---        1,600   ---        (300)   ---
--------------------------------------------------------         ---------          ---------          ---------
  Income from continuing operations              17,100              3,300             31,900            12,800
Discontinued operation, net of tax                   -                 100                  -             5,600
--------------------------------------------------------         ---------          ---------          ---------
      Net income                              $  17,100          $   3,400          $  31,900          $ 18,400
--------------------------------------------------------         ---------          ---------          ---------

Net income per share:
Basic:
      Continuing operations                   $    1.17          $    0.23          $    2.20          $   0.89
      Discontinued operations                 $      -           $    0.01          $       -          $   0.39
                                              ----------        ----------          ---------          ---------
                                              $    1.17          $    0.24          $    2.20          $   1.28
                                              ----------        ----------          ---------          ---------
Assuming dilution:
     Continuing operations                    $    1.14          $    0.23          $    2.19          $   0.89
     Discontinued operations                  $      -           $    0.01          $       -          $   0.39
                                             -----------        -----------         ---------          ---------
                                              $    1.14          $    0.24          $    2.19          $   1.28

----------------------------------------------------------------------------------------------------------------
Average common shares outstanding                14,582             14,463             14,513            14,434
----------------------------------------------------------------------------------------------------------------
Average shares assuming dilution                 14,874             14,463             14,546            14,434
----------------------------------------------------------------------------------------------------------------

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West Reports 2003 Fourth Quarter Results

                                           WEST PHARMACEUTICAL SERVICES, INC.
                                              OPERATING SEGMENT INFORMATION

                                                     (in thousands)

                                         Three Months Ended          Twelve Months Ended
                                            December 31                  December 31

Net Sales:                                2003           2002           2003         2002
--------------------------------------    ----           ----           ----         ----
Pharmaceutical Systems                 $ 123,800    $ 106,500      $ 483,400    $ 412,800
Drug Delivery Systems                      2,600          900          7,300        6,900
                                         -------      -------        -------      -------
    Consolidated Total                 $ 126,400    $ 107,400      $ 490,700    $ 419,700
                                         =======      =======        =======      =======

                                              Three Months Ended     Twelve Months Ended
                                                  December 31            December 31

Operating Profit (Loss):                   2003           2002          2003        2002
--------------------------------------     ----           ----          ----        ----
Pharmaceutical Systems                 $  22,700     $  16,700     $  88,200    $  65,100
Drug Delivery Systems                     (5,300)       (4,600)      (17,500)     (15,000)
Corporate costs                           (5,700)       (5,000)      (20,100)     (17,900)
Pension income (expense)                  (1,600)          600        (6,400)       2,700
Insurance settlement                      27,200             -        17,300            -
Restructuring and impairment charges      (7,000)         (800)       (7,000)      (9,900)
Foreign exchange gain                          -             -             -        1,700
                                          ------       -------       -------      -------
    Consolidated Total                 $  30,300      $  6,900     $  54,500    $  26,700
                                          ======       =======       =======      =======

                                      * * * * * * * *

                                               WEST PHARMACEUTICAL SERVICES INC.
                                         RECONCILIATION OF GAAP TO PRO FORMA NET INCOME
                                                 AND DILUTED EARNINGS PER SHARE
                                          (dollars in millions, except per share data)

                                      Three Months Ended                            Twelve Months Ended
                             Dec. 31, 2003        Dec. 31, 2002            Dec. 31, 2003         Dec. 31, 2002
                                     Diluted             Diluted                 Diluted               Diluted
                             Net     earnings     Net    earnings       Net      earnings     Net     earnings
                           income   per share   income  per share      income   per share   income   per share
                           ---------------------------------------     ----------------------------------------
Net Income, GAAP            $17.1     $1.14      $3.4     $0.24         $31.9      $2.19     $18.4      $1.28

Insurance settlement        (18.6)    (1.25)        -         -         (12.1)     (0.83)        -          -

Restructuring and
impairment charges            7.5      0.51       0.5      0.04           7.5       0.52       7.4       0.51

Foreign exchange gain
in Argentina                    -         -         -         -             -          -      (0.8)     (0.05)

Unusual tax benefit             -         -         -         -             -          -      (2.4)      (.17)

Restructuring charge of
equity affiliate                -         -         -         -             -          -       0.8       0.06

Discontinued
operations                      -         -      (0.1)    (0.01)            -          -      (5.6)     (0.39)
                             -------------------------------------     ----------------------------------------
Net income, pro forma        $6.0     $0.40      $3.8     $0.27         $27.3      $1.88     $17.8      $1.24
                             =====================================     ========================================

Pro forma net income is a non-GAAP financial measure.  However, the Company believes that the comparison of period-to-period results of its ongoing business operations is aided by excluding the insurance settlement and costs associated with the plant explosion in 2003, restructuring and impairment charges in both years and the foreign exchange gain in Argentina, unusual tax benefit and discontinued operations in 2002.

                                                      * * * * * * * * * *